Exhibit 10.4

October 26, 2016

Matthew Pigeon

1005 Camino Del Retiro

Santa Barbara, CA 93110

RE:  Separation and Release Agreement

Dear Matt:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the separation of your employment with Sientra, Inc. (the “Company”).  This Agreement will become effective on the “Effective Date” as defined in Section 11 herein.  You and the Company hereby agree as follows:

1.  Separation.  As we discussed, your employment with Sientra, Inc. (the “Company”) is being terminated and you are being separated from the Company effective today, October 26, 2016 (the “Separation Date”). As of the Separation Date, your responsibilities as Chief Financial Officer, Senior Vice President, and Treasurer will cease.

2.  Separation Benefits.  In exchange for your covenants and releases herein, and provided that this Agreement becomes effective as specified in Section 11 below, the Company will provide you with the following separation benefits (collectively, the “Separation Benefits”), items (a)(i) and (b) of which are equivalent in amount to those described in Section 6.3 of the Employment Agreement between you and the Company effective September 22, 2016 (the “Employment Agreement”).

(a)      Severance. You shall receive aggregate payments equivalent to twelve (12) months of your base salary as in effect on the Separation Date, paid in equal installments on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Effective Date (as defined below).  In addition, you shall be paid an amount of $78,750.00 in respect and in lieu of your 2016 fiscal year potential bonus opportunity, payable (i) $52,500.00 immediately following the Effective Date, and (ii) $26,250.00 on January 30, 2017.

(b)      Health Care Coverage. Provided further that you timely elect continued coverage under COBRA, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the 9th calendar month following the Separation date.

(c)      Tax Withholding. All compensation described in this Section 2 will be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

(d)      Final Expense Report. You will have thirty (30) days from the Separation Date to submit a final expense report for business expenses incurred through the Separation Date.  Reimbursement for such expenses will be made to you within five (5) days after receipt of the expense report.

(e)      Post-Service Option Exercise Period. With respect to your outstanding options to purchase common stock of the Company, notwithstanding anything to the contrary in the governing plan or award agreement, you will be permitted to exercise such options for an additional ninety (90) day period following the final day of the post-termination exercise period provided for in the relevant option agreements. No option shall be exercisable later than the expiration of the term of such option.

3.  Other Compensation and Benefits.  Except as expressly provided herein or pursuant to the terms of any plan providing for retirement benefits, including, without limitation, any 401(k) plan, sponsored by the Company for your benefit, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

4.  Termination of The Company’s Obligations.  Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.

5.  Company Property.  You represent and confirm that no later than October 31,  2016, you will return to the Company the Company-owned iPad, and building-access card, and any Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that you may retain the Company-issued laptop for your own use (with all Company proprietary and confidential material deleted) and shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements).

6.  Confidential Information and Proprietary Information Obligations.    You acknowledge signing the Company’s Confidentiality, Inventions and Non-Interference Agreement (the “CINA”) containing a confidentiality agreement in connection with your employment with the Company.  You represent that you have complied with and will continue to comply with the terms of the CINA.

7.  Non-Disparagement; Inquiries.   You shall not make any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors (the “Board”), or executive management.  The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers. The Company agrees to direct the members of the Board and executive officers of the Company not to make any disparaging comments about you, your professional capabilities or your service to the Company.  Nothing in this Agreement shall preclude you or the Company (or its employees, officers, directors, or agents) from responding accurately and fully to any question, inquiry or request for information when required by legal process.

8.  Cooperation and Assistance.   You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so.  The foregoing sentence shall not prohibit you from testifying truthfully under subpoena.  You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any person or entity in connection with any claim by or against the Company.  You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation or government proceeding or investigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company.  The Company agrees to compensate you for your time spent consulting with and traveling to any litigation-related proceeding at a reasonable rate to be agreed between you and the Company plus reimbursement of reasonable travel costs.

9.  Injunctive Relief.  The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under Sections 6,  7, and 8 of this Agreement, and that each party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce her or its rights set forth in these Sections.  Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either party may have.

10.  Release of Claims.

(a)      General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)      Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the Employment Agreement, or the termination of your employment: (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

(c)      Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)      Acknowledgements.  You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on‑the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time  to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

11.  ADEA Waiver and Revocation Period.  You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above).  You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled.  You are advised by this writing that:  (a) your waiver and release do not apply to any claims that may arise after you sign this

Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

12.  Section 1542 Waiver.  In giving the applicable releases set forth herein, which include claims which may be unknown at present, each party acknowledges that you or it have or has read and understand(s) Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each party expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

13.  No Admissions.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person or entity whomsoever.

14.  Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in writing signed by you and the Chairman of the Board of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

15.  Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

16.  Applicable Law.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

17.  Severability.  If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired.  Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

18.  Indemnification.  The Company will indemnify and save harmless you from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.  The Company and you acknowledge and agree that the terms of the Company’s standard form of indemnification agreement for members of the Board and executive officers of the Company have applied to you in your role as an executive officer of the Company. The Company hereby affirms its continuing agreements and obligations as set forth in the Indemnification Agreement between you and the Company dated October 21, 2011.

19.  Authorization.  You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.

20.  Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

21.  Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.  Photocopies.  A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.

23.  Section 409A.  It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those exemptions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed to the greatest extent possible in a manner that complies with Section 409A. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. If the release revocation period spans two calendar years, payments will commence in the second of those two calendar years to the extent required to comply with Section 409A.

24.  Lapse. You shall have a period of twenty-one (21) days from the date this Agreement is delivered to you to sign and return it to the Company. After this 21-day period expires, this Agreement will automatically lapse.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,

s/s/
Sientra, Inc.

By:	/s/ Jeffrey M. Nugent
Name: Jeffrey M. Nugent
Title: Chairman and Chief Executive Officer

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/s/ Matthew Pigeon	November 7, 2016
Matthew Pigeon	Date